Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

CANO PETROLEUM ANNOUNCES FY 2008 FIRST QUARTER RESULTS,

OPERATIONAL UPDATE AND EARNINGS CALL

FORT WORTH, Texas.  November 7, 2007—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for its fiscal year first quarter ended September 30, 2007.  Following are selected financial highlights for the quarter.

First Quarter Results:

For the three months ended September 30, 2007, Cano’s revenues were $8.7 million, which is $1.0 million or 14% over the same period last year and $84 thousand above the previous quarter.   The company recorded a net loss attributed to common stock of $ 1.2 million or 4 cents per share compared to a loss of $636 thousand or 2 cents per share last year.  The quarter financial results were adversely affected by weather related issues discussed in detail below.  Positive factors, including increased revenues of $1.0 million and lower interest expense of $1.4 million, were more than offset by higher operating expenses of $1.1 million, reduced valuation of commodity derivatives of $1.1 million, higher preferred stock dividend of $700 thousand, and lower realized gain on commodity derivatives of $200 thousand.

In the quarter, Cano’s sales were 69 MBbls of oil and 352 MMcf of natural gas, or 127 MBOE, a slight increase over last year adjusted for the sale of the Rich Valley Oklahoma asset that occurred in June 2007.  As previously mentioned, the current quarter was adversely impacted by heavy rains and electrical storms in Texas and Oklahoma.  The flooding damaged compressor stations in Desdemona and electrical outages occurred in the Panhandle.  On average for the quarter Cano estimates lost production of about 220 BOEPD attributed to the storms.  During the quarter the average prices received for oil were $72.55 per barrel and $10.37 per Mcf or $67.79 per BOE.  This compares with $61.35 on a BOE basis for last year.

Lease operating expenses of $3.1 million were $300 thousand higher than last year primarily attributed to the weather related outages. Production and ad valorem taxes were $80 thousand higher than last year primarily driven by the higher prices received this year. Depletion and depreciation expense was $1.1 million, or $0.2 million higher than the prior year quarter.  For the current quarter, our depletion rate pertaining to our oil and gas properties was $7.34 per BOE as compared to the prior year quarter of $6.57 per BOE.

General and Administrative expenses were $500 thousand higher than the prior year related to higher compensation cost including stock compensation and higher legal fees associated with the fire litigation.

The interest expense we incurred in the current quarter of $400 thousand was $1.4 million lower than the prior year quarter.  This is primarily due to lower debt balances.   In addition, the quarter interest expense was reduced by $500 thousand of interest cost that was capitalized to waterflood and ASP projects.

During the current and prior year quarters, there were settlements under our derivative agreements received by Cano amounting to $300 thousand and $500 thousand, respectively.  The settlements were payments due to Cano since the NYMEX gas price was lower than the $8.00 and $7.60 “floor” natural gas prices.  For the current quarter, we recorded an unrealized loss of $500 thousand to reflect the fair value of the commodity derivatives as of September 30, 2007.  For the prior year quarter, we recorded an unrealized gain of $500 thousand. (We have attached a schedule of our current commodity derivative positions.)

As announced earlier this week, the company closed a $25 million private placement of common equity.  This represents 3.5 million shares of common stock.   The net proceeds after placement cost and legal expenses are expected to be approximately $23 million of which $21 million is expected to be used for capital expenditures which will be discussed in the Operations Update below.

Operational Overview:

For the fiscal year 2008 first quarter, Cano drilled and completed 36 wells comprised of 32 waterflood replacement wells at Panhandle and 4 horizontal Barnett Shale wells in the Desdemona Field. Capital spending was approximately $21 million as projects were accelerated at the Panhandle Field waterflood, the Desdemona waterflood and at Cato. Production for the quarter averaged 1,422 BOEPD.  As mentioned above and in our September Operations Update, production was reduced by roughly 220 net BOEPD due to severe storms in the Panhandle and at Desdemona Fields.  Compared to the trailing quarter, or FY 2007 fourth quarter, production was essentially flat at 1,422 BOEPD compared with 1,446 BOEPD.  Versus the first quarter of last year, production was up 5.4% at 1,422 BOEPD compared to 1,349 BOEPD. Current net production is averaging 1,650 BOEPD.

As a result of the recently announced private placement equity raise, the Cano 2008 FY capital budget has been increased from $57 million to $78 million. Of the incremental $21 million, $14 million will be used for new well drilling, $3 million will be allocated for facilities and $4 million will be targeted for acquisitions.

For the remainder of the year, we now anticipate drilling an additional 133 wells. Sixty-one total wells will be drilled in the Panhandle Field encompassing 36 wells at the waterflood expansion at the Harvey Unit, and 25 wells to further accelerate our next phase of waterflood development.  Additionally, 10 wells will be drilled for the waterflood expansion at the Desdemona Field. At the Cato Field a total of 62 new wells will be drilled made up of 11 new 40-acre wells and 51 new 20-acre infill producers to accelerate probable reserve development and initiate Phase I of the waterflood.

Panhandle Properties:

As we previously reported in our Operational Update in September 2007, severe electrical storms in the Panhandle Field in mid-July knocked off production on over one-quarter of the field for seven days. For the FY 2008 first quarter, it is estimated that production was reduced by approximately 100 BOEPD net as all of the related facility repairs were not completed until mid-September.

Panhandle Properties — Waterflood

The drilling of the final contingent of 32 replacement waterflood wells was completed in the first fiscal quarter of 2008, one month ahead of schedule. In total, Cano has drilled 70 replacement wells in the field, which represents the completion of the development patterns of the Cockrell Ranch waterflood project. Water injection was initiated at the Cockrell Ranch Unit on July 5, 2007.  At the present time, 31 injection wells are delivering over 21,000 barrels of water per day into the Brown Dolomite formation.  In total, we have injected close to 1 million barrels of water into the reservoir. As we continue bringing additional injection wells to active status, we anticipate achieving the full 75 well injection pattern by late-November 2007 with a maximum injection rate of 52,500 barrels of water per day. Currently, 71 producing wells are active and awaiting initial response. Preliminary response from the waterflood is anticipated in the December 2007/January 2008 timeframe. Including the incremental $10 million received from the equity raise, total FY 2008 capital for the Panhandle Field is $31 million.

New Mexico Properties- Cato Field:

We completed the acquisition of the Cato Field on March 30, 2007.  As mentioned previously in our September Operations Update, $5 million of additional capital is being deployed to this field from our Barnett Shale program, and including the incremental $11 million from the equity raise, the revised FY 2008 capital budget for the Cato Field is $26 million.  The capital spending amount is being increased based on better than expected initial results from return-to-production (RTP’s) workovers and re-frac stimulations performed in the field.  Cano has a three-pronged approach to develop the San Andres formation in this field:

1.               Return-to-Production and Re-frac stimulations: Cano has worked over 40 idle wells and has RTP’d 19 wells to date with 5 additional wells awaiting electrical connection. We plan to RTP between 60-80 wells during the course of the year. We have deployed re-frac stimulation on six RTP wells in the field.  Initial production responses from the re-frac stimulation have been encouraging and we will continue to monitor the results.  It is our goal to re-frac up to 25 of the RTP wells during the course of the year. Production in the field has increased from 45 BOEPD when Cano took over operations in April 2007 to current production of over 90 BOEPD.

2.               New Well Drilling: One drilling rig was moved to the field on October 22, 2007 and we spud the first of 11 new 40-acre spaced wells in areas of the field that have not been developed. We anticipate initial production responses in the range of 20-40 BOEPD per well based on cumulative production histories of adjacent wells.  These wells are relatively shallow at 3,500 feet and drilling and completion costs are estimated to be less than $300,000 per well.

3.               20-Acre Infill Drilling: One drilling rig has been contracted, and a second rig will be secured to drill 51 new 20-acre infill wells in an area of the field that had a prior waterflood pilot.  The first rig will spud in November 2007 and the second rig is expected to be secured in January 2008.  All of the drilling is expected to be completed by June 2008. Similar to infill results reported by other operators in their analogs of development activity within the San Andres formation, we expect initial production in the range of 15-25 BOEPD from this program.  Initiation of Phase I of the waterflood at Cato is scheduled for the second calendar quarter of 2008.

Desdemona Properties:

Desdemona Properties — Waterflood

We received the final approval of our Phase I waterflood permit for the 640 acre G.E. Moore Lease from the Texas Railroad Commission on September 11, 2007.  Water injection commenced shortly thereafter and in total, we have averaged 7,000 barrels of water injected per day, or over 350,000 barrels of water in total, into the Duke Sandstone reservoir via 6 injection wells.  We currently have 11 producing wells and anticipate an initial waterflood response in the first calendar quarter of 2008.

Desdemona Properties — Barnett Shale

As we previously reported in our Operational Update in September 2007, severe storms and flooding in the Desdemona Field in late June and early July 2007 curtailed our Barnett Shale production to one-half previous levels or approximately 600 MCFPD. For the first quarter, it is estimated that production was down by approximately 120 BOEPD, or 720 MCFPD. Equipment repairs and well re-works were completed in July and August 2007 and production was not restored to prior levels until late September 2007.  We have drilled and completed 4 horizontal wells out of the announced FY 2008 Budget of 24 horizontal wells in the field.  Total Barnett Shale production from the field is currently averaging 1.4 MMCFPD.

As previously reported, in response to currently low natural gas prices, Cano has elected to defer the drilling program in the Barnett Shale. Of the remaining capital amount of approximately $15 million committed to this program, about $5 million will be re-directed to the Cato Field and the balance of $10 million could be committed to the Barnett Shale program once natural gas prices improve.

Nowata Properties:  Cano’s Tertiary Recovery Pilot project at the Nowata Field is operational.   The ASP pilot plant, associated equipment and supplies were installed and tested during August and September 2007.  Full ASP Plant operations are scheduled to begin in November 2007. Response is anticipated in the second calendar quarter of 2008.

Corsicana Properties:  We have drilled and completed 16 pattern replacement wells and plan to reinstate a prior waterflood in this field. We received the required permits to inject water in June 2007. We are planning to reinstate the prior waterflood in November 2007. As we previously mentioned, we have been pleased with the remaining oil saturations in this field and coupled with the prior successful polymer pilot in this field in the 1980’s we believe this field is a prime ASP candidate. Once the waterflood response and laboratory results are analyzed, we anticipate evaluating an ASP Pilot in the field in calendar year 2008.

Jeff Johnson, Cano’s Chairman and CEO, stated, “The next six months will be an exciting time for Cano and its stakeholders.  Through the capital programs we embarked on a year ago, I believe we are positioned to see results that will move the company to a new level.”

Earnings Call:

The Company will hold an earnings call to discuss FY 2008 First Quarter results and provide an update on its operations on Thursday, November 8, 2007, at 3:00 P.M. Eastern Time (2:00 P.M. Central Time).  Interested parties can participate in the call by dialing (866) 831-6234.  For calls outside the U.S., parties may dial (617) 213-8854.  The passcode is 90062251.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC.  Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2007, available from Cano by calling 866-314-2266.  This form also can be obtained from the SEC at www.sec.gov.

# # #

FINANCIAL STATEMENTS AND SCHEDULES TO FOLLOW

CANO PETROLEUM, INC.

Operating Revenue Summary

Three months Ended September 30, 2007 and 2006

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Consolidated Balance Sheets

September 30, 2007 and June 30, 2007

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Consolidated Statements of Operations

Three months Ended September 30, 2007 and 2006

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Operating Revenue Summary

	Quarter Ended September 30,		Increase
	2007	2006	(Decrease)
Operating Revenues	$8,721,165	$7,674,800	$1,046,365
Sales
• Oil (MBbls)	69	70	(1)
• Gas (MMcf)	352	330	22
• Total (MBOE)	127	125	2
Average Price
• Oil ($/ Bbl)	$72.55	$69.19	$3.36
• Gas ($/ Mcf)	$10.37	$8.56	$1.81

Hedging Schedule

					Barrels of
	Floor	Barrels	Floor	Gas Mcf	Equivalent
Time Period	Oil Price	per Day	Gas Price	per Day	Oil per Day
1/1/07 - 12/31/07	$55	507	$8.00	1,644	781
1/1/07 - 12/31/07	$60	72	$7.60	658	182
1/1/08 - 12/31/08	$55	479	$7.50	1,534	735
1/1/08 - 12/31/08	$60	66	$7.60	592	164
1/1/09 - 4/30/09	$60	59	$7.60	559	152
1/1/09 - 12/31/09	$55	395	$7.60	1,644	668
1/1/10 - 6/30/10	$55	365	$7.00	1,657	641
7/1/10 - 12/31/10	$55	395	$—	—	395

					Barrels of
	Ceiling	Barrels	Ceiling	Gas Mcf	Equivalent
Time Period	Oil Price	per Day	Gas Price	per Day	Oil per Day
8/1/07 - 12/31/07	$83	493	$—	—	493
1/1/08 - 6/30/08	$86	460	$—	—	460

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$583,842	$2,119,098
Restricted cash	6,000,000	—
Accounts receivable	3,668,970	4,081,498
Prepaid assets	822,463	309,216
Derivative assets	422,513	810,174
Inventory and other current assets	308,631	292,540
Total current assets	11,806,419	7,612,526

Oil and gas properties, successful efforts method	211,359,256	189,842,882
Less accumulated depletion and depreciation	(7,281,156)	(6,201,635)
Net oil and gas properties	204,078,100	183,641,247

Fixed assets and other, net	1,541,278	1,547,875
Restricted cash	—	6,000,000
Derivative assets	1,626,224	1,881,800
Goodwill	785,796	785,796
TOTAL ASSETS	$219,837,817	$201,469,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,563,376	$7,508,795
Oil and gas sales payable	1,527,628	1,345,537
Accrued liabilities	1,107,429	1,421,484
Taxes payable	535,343	450,062
Current portion of asset retirement obligations	269,941	264,140
Total current liabilities	14,003,717	10,990,018
Long-term liabilities
Long-term debt	49,000,000	33,500,000
Asset retirement obligations	2,174,525	2,150,930
Deferred litigation credit	6,000,000	6,000,000
Deferred tax liability	32,228,000	32,371,000
Total liabilities	103,406,242	85,011,948
Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 authorized and 49,116 shares issued; liquidation preference of $51,395,886 and $50,862,925, respectively.	48,129,021	47,596,061
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 34,351,392 and 33,083,098 shares issued and outstanding at September 30, 2007, respectively; and 33,956,392 and 32,688,098 shares issued and outstanding at June 30, 2007, respectively.	3,435	3,396
Additional paid-in capital	85,924,948	85,238,362
Accumulated deficit	(17,055,097)	(15,809,791)
Treasury stock, at cost; 1,268,294 shares held in escrow	(570,732)	(570,732)
Total stockholders’ equity	68,302,554	68,861,235
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$219,837,817	$201,469,244

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Operating Revenues:
Crude oil and natural gas sales	$8,721,165	$7,674,800

Operating Expenses:
Lease operating	3,102,998	2,771,731
Production and ad valorem taxes	699,356	618,711
General and administrative	3,622,209	3,145,037
Depletion and depreciation	1,134,669	976,952
Accretion of discount on asset retirement obligations	54,402	28,891
Total operating expenses	8,613,634	7,541,322

Income from operations	107,531	133,478

Other income (expenses):
Interest expense	(399,497)	(1,842,714)
Unrealized gain (loss) on commodity derivatives	(516,037)	536,026
Realized gain on commodity derivatives	296,480	516,329
Interest income	103,189	16,768
Total other income (expenses)	(515,865)	(773,591)

Income (loss) from continuing operations before income taxes	(408,334)	(640,113)

Income tax benefit	130,000	197,200

Income (loss) from continuing operations	(278,334)	(442,913)

Income from discontinued operations, net of taxes	—	75,021

Net income (loss)	(278,334)	(367,892)

Preferred stock dividend	966,972	268,604

Net loss applicable to common stock	$(1,245,306)	$(636,496)

Net income (loss) per share - basic and diluted
Continuing operations	$(0.04)	$(0.02)
Discontinued operations	—	—
Net loss per share - basic and diluted	$(0.04)	$(0.02)

Weighted average common shares outstanding
Basic and diluted	32,615,815	26,043,250